UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Valens Semiconductor Ltd.

(Name of Issuer)

ORDINARY SHARES, NO PAR VALUE

(Title of Class of Securities)

M9607U115

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M9607U115	13G/A	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Yahal Zilka
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel and United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 14 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 14 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Consists of 14 ordinary shares of the Issuer held by Magma Venture Capital II CEO Fund. The Reporting Person may be deemed to possess shared investment authority with respect to the foregoing ordinary shares of the Issuer due to his 50% interest in the general partner (“GP GP”) of the general partner (“GP”) of that fund.

CUSIP No. M9607U115	13G/A	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Modi Rosen
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 14 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 14 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Consists of 14 ordinary shares of the Issuer held by Magma Venture Capital II CEO Fund. The Reporting Person may be deemed to possess shared investment authority with respect to the foregoing ordinary shares of the Issuer due to his 50% interest in the GP GP of that fund.

CUSIP No. M9607U115	13G/A	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Magma Venture Partners General Partner Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 14 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 14 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	The Reporting Person serves as general partner to Magma Venture Capital Management II, L.P., which serves as the sole general partner to Magma Venture Capital II CEO Fund, L.P. The referenced fund holds 14 ordinary shares of the Issuer.

CUSIP No. M9607U115	13G/A	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Magma Venture Capital Management II, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 14 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 14 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	The Reporting Person serves as the sole general partner to Magma Venture Capital II CEO Fund. The referenced fund holds, in the aggregate, 14 ordinary shares of the Issuer.

CUSIP No. M9607U115	13G/A	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Magma Venture Capital II (Israel), L.P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M9607U115	13G/A	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Magma Venture Capital II L.P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M9607U115	13G/A	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Magma Venture Capital II CEO Fund, L.P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 14
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 14
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M9607U115	13G/A	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Valens Co Investment Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M9607U115	13G	Page 10 of 17 Pages

Item 1(a). Name of Issuer:

Valens Semiconductor Ltd. (the “Issuer”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel

Item 2(a). Name of Person Filing:

This Amendment No. 2 (this “Amendment”) to the Statement of Beneficial Ownership on Schedule 13G filed on February 8, 2022 (the “Statement”), as amended by Amendment No. 1 thereto, filed on February 6, 2023 (“Amendment No. 1”), is being filed by the below-listed persons and entities with respect to the ordinary shares, no par value, of the Issuer (the “Ordinary Shares” or “Shares”) beneficially owned by them.

(a)	Magma Venture Capital II (Israel), L.P. (“Magma II (Israel)”);

(b)	Magma Venture Capital II L.P. (“Magma II”);

(c)	Magma Venture Capital II CEO Fund, L.P. (“Magma II CEO”), which directly owns 14 Shares;

(d)	Valens Co Investment Fund L.P. (“Valens Investment Fund”);

Magma Venture Capital Management II L.P. (“Magma Management II”), the sole general partner of Magma II (Israel), Magma II and Magma II CEO and the co-general partner of Valens Investment Fund;

(f)	Magma Venture Partners General Partner Ltd. (“Magma General Partner”), the sole general partner of Magma Management II;

(g)	Yahal Zilka, the beneficial owner of fifty percent of the shares of Magma General Partner;

(h)	Modi Rosen, the beneficial owner of fifty percent of the shares of Magma General Partner;

Magma II (Israel), Magma II, Magma II CEO, Valens Investment Fund, Magma Management II, Magma General Partner, Yahal Zilka and Modi Rosen are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2(b). Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons:

c/o 22 Rothschild Blvd. 25th floor

Tel Aviv, 6688218, Israel

CUSIP No. M9607U115	13G/A	Page 11 of 17 Pages

Item 2(c). Citizenship:

Yahal Zilka — Israel and United States of America

Modi Rosen — Israel

Magma General Partner — Israel

Magma Management II — Cayman Islands

Magma II (Israel) — Cayman Islands

Magma II — Cayman Islands

Magma II CEO — Cayman Islands

Valens Investment Fund — Cayman Islands

Item 2(d). Title of Class of Securities:

Ordinary Shares, No Par Value

Item 2(e).

CUSIP Number: M9607U115

Item 3. Not Applicable.

Item 4. Ownership.

Yahal Zilka:

(a)	Amount beneficially owned: 14 Shares (1)

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 14 (1)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 14 (1)

Modi Rosen:

(a)	Amount beneficially owned: 14 Shares (2)

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 14 (2)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 14 (2)

CUSIP No. M9607U115	13G/A	Page 12 of 17 Pages

Magma General Partner:

(a)	Amount beneficially owned: 14 (3)

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 14 (3)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 14 (3)

Magma Management II:

(a)	Amount beneficially owned: 14 Shares (4)

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 14 (4)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 14 (4)

Magma II (Israel):

(a)	Amount beneficially owned: 0 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

Magma II:

(a)	Amount beneficially owned: 0 Shares

(b)	Percent of class: 0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

CUSIP No. M9607U115	13G/A	Page 13 of 17 Pages

Magma II CEO:

(a)	Amount beneficially owned: 14 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 14

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 14

(iv)	Shared power to dispose or to direct the disposition of: 0

Valens Investment Fund:

(a)	Amount beneficially owned: 0 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(1) Please see footnote (1) of the cover page for Yahal Zilka for an explanation as to the basis for the beneficial ownership of these Shares.

(2) Please see footnote (1) of the cover page for Modi Rosen for an explanation as to the basis for the beneficial ownership of these Shares.

(3) Please see footnote (1) of the cover page for Magma General Partner for an explanation as to the basis for the beneficial ownership of these Shares.

(4) Please see footnote (1) of the cover page for Magma Management II for an explanation as to the basis for the beneficial ownership of these Ordinary Shares.

Each of the foregoing Reporting Persons disclaims beneficial ownership of the Shares reported herein except to the extent of its or his (as applicable) pecuniary interest (if any) therein.

CUSIP No. M9607U115	13G/A	Page 14 of 17 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:

☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

Not applicable.

CUSIP No. M9607U115	13G/A	Page 15 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2024

/s/ Yahal Zilka
YAHAL ZILKA

/s/ Modi Rosen
MODI ROSEN

MAGMA VENTURE PARTNERS GENERAL PARTNER LTD.

/s/ Yahal Zilka
Name:	Yahal Zilka

/s/ Modi Rosen
Name:	Modi Rosen

MAGMA VENTURE CAPITAL MANAGEMENT II L.P.

By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II (ISRAEL), L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

MAGMA VENTURE CAPITAL II L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

CUSIP No. M9607U115	13G/A	Page 16 of 17 Pages

MAGMA VENTURE CAPITAL II CEO FUND, L.P.

By:	Magma Venture Capital Management II L.P., its General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

VALENS CO INVESTMENT FUND L.P.

By:	Magma Venture Capital Management II L.P., its co-General Partner
By:	Magma Venture Partners General Partner Ltd., its General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

By:	MVP II Co-Investment GP L.P., its co-General Partner

/s/ Yahal Zilka and Modi Rosen
Name:	Yahal Zilka and Modi Rosen
Title:	Directors

CUSIP No. M9607U115	13G/A	Page 17 of 17 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 1 to the Statement)